UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 21, 2014

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

Florida	001-08106	65-0829355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134

(Address of Principal Executive Offices) (Zip Code)

(305) 599-1800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.
ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 21, 2014, MasTec, Inc., a Florida corporation (“MasTec” or the “Company”), together with certain of the Company’s subsidiaries, Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and a Lender, and the other lenders party thereto (collectively, the “Lenders”), entered into a fourth amendment (the “Amendment”) to the Company’s Third Amended and Restated Credit Agreement, dated as of August 22, 2011, as amended (the “Credit Agreement”). MasTec entered into the Amendment in connection with its previously announced evaluation of its debt structure, which is intended to ensure ample liquidity and financial flexibility to pursue growth opportunities.

Pursuant to the Amendment, certain Lenders extended to MasTec a new term loan A in the aggregate principal amount of $250.0 million (the “Term Loan A”), following which aggregate commitments under the Credit Agreement, both drawn and undrawn, totaled $1.25 billion. Interest on the Term Loan A accrues at variable rates based, at MasTec’s option, on a eurocurrency rate or a base rate, in each case plus a margin which is equivalent to the margin applicable to revolving obligations under the Credit Agreement. The scheduled maturity date of the Term Loan A is November 21, 2019. The Term Loan A is also subject to amortization in quarterly principal installments of $3,125,000 (subject to reduction as a result of the application of certain prepayments in accordance with the terms of the Credit Agreement), commencing as of the quarter ending March 31, 2016 and continuing for each fiscal quarter thereafter. MasTec used all net proceeds from the Term Loan A to repay certain other outstanding indebtedness under the Credit Agreement. Except as described in this Current Report on Form 8-K, the material terms of the Credit Agreement remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: November 24, 2014	By:	/s/ Alberto de Cardenas
Name: Alberto de Cardenas
Title: Executive Vice President, General Counsel and Secretary